Exhibit 99.1

Contact: Tom Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES EARNINGS     www.1stcent.com

Redlands, California—January 31, 2008— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced financial results for 2007. Net earnings for the year ended December 2007 were $7.889 million compared to $7.427 million in net earnings for the year ended December 2006, a 6.2% increase year over year. Basic earnings per share were $1.63 for the year, compared to $1.55 for the year ended 2006, an increase of 5%. Diluted earnings per share were $1.51 for 2007 compared to $1.41 for 2006, a 7% increase.

The Company reported earnings for the quarter ended December 31, 2007 of $1.642 million, compared to earnings of $2.015 million, representing an 18.5%, or $373,000 decrease for the fourth quarter of 2006 due to an increase in our loan loss provision of $1.150 million greater than our loan loss provision in the fourth quarter of 2006. Basic earnings per share were 34 cents for the current quarter compared to 42 cents for the same period last year. Diluted earnings per share were 31 cents for the current quarter compared to 38 cents for the same period last year.

The Return on Average Equity and Return on Average Assets at December 31, 2007 were 16.78% and 1.29%, respectively, compared to 19.54% and 1.49%, for the same period in 2006, respectively. Average Equity increased $9.0 million, or 24%, and Average Assets increased $115.6 million, or 23%, during the last twelve months.

Total net loans increased $88.4 million, or 20.7% from $426.2 million to $514.6 million from December 31, 2006 to December 31, 2007. Non-accrual loans increased $6.9 million to $10.7 million, or 2% of gross loans, and as a result, the Company added $1.650 million to the Allowance for Loan Losses in the fourth quarter, compared to $500,000 added in the fourth quarter in 2006. The Allowance for Loan Losses equaled 1.3% of gross loans at December 2007 compared to 1.3% at December 2006. During the fourth quarter, we took proactive action of adding significantly to the Allowance for Loan Losses, in anticipation of potential residual problems associated with the weak economy. We have developed an aggressive strategy for resolving our non-accrual loans. We will continue to monitor the economy and take appropriate action.

Total deposits, at $478.0 million, represent an increase of $21.5 million or 4.7% from $456.5 million at December 31, 2006. Deposit growth was lower than previous periods due to the Bank’s strategic decision to use Federal Home Loan Bank funds rather than more expensive brokered deposits to fund loan growth. Non-brokered deposits, on an equivalent basis, without FHLB borrowings, grew $49.5 million, or 12.2% year over year.

Total assets reached a record high of $689.5 million at December 31, 2007, up 25%, or $138.4 million, from $551.1 million at December 31, 2006. $45 million of asset growth was the result of adding securities to the investment portfolio from funds received from a structured repurchase agreement with an embedded floor, priced to perform well in a rates-down environment. The Bank is now reaping the rewards of that positive decision.

Thomas E. Vessey, President and Chief Executive Officer stated, “These are trying times for our economy, but it will eventually recover. Your Bank’s management, with combined experience of over 130 years, has maneuvered through similar weak residential and economic cycles. In spite of the continuing negative news about subprime mortgage lending (we have none), and the softening real estate market, we are pleased to report another record year. By being disciplined and adhering to our strategic plan, our performance ratios continue to excel despite the many challenges facing our industry. 1st Centennial Bank was recently named by U.S. Banker Magazine as one of the Top 25 banks in the nation, and in the Top 10 of Community Banks in the Country. Rankings were principally rated on Return on Equity.”

Patrick J. Meyer, Chairman of the Board, commented, “In this difficult economic environment, we are pleased to be among a select number of banks that show increased earnings for 2007, while many banks are struggling and reporting decreased earnings. This year represents our 14th consecutive year of record earnings. We have a commitment to community banking, and will continue to work hard to earn the continued trust and confidence shown to us by our loyal shareholder and customer base.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

December 31, 2007 and 2006

Dollar amounts in thousands	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$11,075	$18,385
Federal funds sold	—	2,900

Total cash and cash equivalents	11,075	21,285

Interest-bearing deposits in financial institutions	1,862	2,922
Investment securities, available for sale	126,136	72,649
Stock investments restricted, at cost	3,518	1,681
Loans, net of allowance for loan losses of $6,805 and $5,741	514,644	426,200
Accrued interest receivable	4,503	3,469
Premises and equipment, net	2,985	3,152
Goodwill	4,180	4,180
Cash surrender value of life insurance	14,562	11,639
Other assets	6,036	3,950

Total assets	$689,501	$551,127

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$110,125	$111,154
Interest-bearing deposits	367,830	345,309

Total deposits	477,955	456,463

Accrued interest payable	826	432
Federal funds purchased	2,560	—
Borrowings from Federal Home Loan Bank	64,500	—
Repurchase agreements	75,113	30,000
Other liabilities	3,925	3,729
Subordinated notes payable to subsidiary trusts	12,300	18,306

Total liabilities	637,179	508,930

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,866,145 and 3,212,215 shares at December 31, 2007 and 2006, respectively	29,001	27,998
Retained earnings	21,921	14,038
Accumulated other comprehensive income	1,400	161

Total shareholders’ equity	52,322	42,197

Total liabilities and shareholders’ equity	$689,501	$551,127

Nonperforming assets:
Nonaccrual loans	$10,730	$3,858
Loans 90 days or more past due and still accruing	2,220	—
Other real estate owned	2,343	—

Total nonperforming assets	$15,293	$3,858

Nonperforming loans to total loans	2.48%	0.89%
Nonperforming assets to total loans and other real estate owned	2.92%	0.89%
Allowance for loan losses to nonperforming loans	52.55%	148.81%

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Twelve Months Ended December 31, 2007 and 2006 (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollar amounts in thousands, except per share amounts	2007	2006	2007	2006
Interest income:
Loans, including fees	$11,377	$10,495	$43,670	$38,065
Deposits in financial institutions	24	37	116	125
Federal funds sold	19	234	334	1,010
Investments:
Taxable	1,430	673	4,050	1,148
Tax-exempt	256	175	1,009	395

Total interest income	13,106	11,614	49,179	40,743

Interest expense:
Interest bearing demand and savings deposits	1,821	1,604	6,930	5,768
Time deposits $100,000 or greater	1,156	827	4,305	2,458
Other time deposits	670	714	3,476	2,209
Interest on borrowed funds	1,863	824	4,796	1,989

Total interest expense	5,510	3,969	19,507	12,424

Net interest income	7,596	7,645	29,672	28,319

Provision for loan losses	1,650	500	2,350	1,320

Net interest income after provision for loan losses	5,946	7,145	27,322	26,999

Noninterest income:
Customer service fees	460	450	1,736	1,691
Gains from sale of loans	41	54	448	373
Conduit loan referral income	512	46	1,267	684
Other income	170	165	757	623

Total noninterest income	1,183	715	4,208	3,371

Noninterest expense:
Salaries and employee benefits	2,664	2,443	10,570	9,697
Net occupancy expense	569	543	2,298	2,216
Other operating expense	1,322	1,578	6,072	6,194

Total noninterest expense	4,555	4,564	18,940	18,107

Income before provision for income taxes	2,574	3,296	12,590	12,263

Provision for income taxes	932	1,281	4,701	4,836

Net income	$1,642	$2,015	$7,889	$7,427

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Per share information: [1]
Basic earnings per share	$0.34	$0.42	$1.63	$1.55
Diluted earnings per share	$0.31	$0.38	$1.51	$1.41
Weighted average shares outstanding	4,873,552	4,796,234	4,850,263	4,780,001
Weighted average diluted shares	5,263,206	5,283,219	5,239,917	5,266,987
Key financial ratios:
Return on average equity	12.70%	19.39%	16.78%	19.54%
Return on average assets	0.96%	1.45%	1.29%	1.49%
Net interest margin	4.73%	5.86%	5.14%	6.07%
Efficiency ratio	51.11%	54.01%	55.05%	56.77%
Average balances:
Average equity	$51,277	$41,227	$47,010	$38,003
Average assets	$675,947	$551,844	$613,595	$498,037
Average interest earning assets	$637,775	$518,011	$577,758	$466,265

[1]	Adjusted for the 50% stock distribution declared for shareholders of record on May 1, 2007, and distributed May 15, 2007.